Exhibit 22

LIST OF GUARANTOR SUBSIDIARIES

The following subsidiaries of Central Garden & Pet Company (the "Company") were, as of March , 2020, guarantors of the Company's $500 million aggregate principal amount of 4.125% senior notes due October 2030, and the Company’s $300 million aggregate principal amount of 5.125% senior notes due February 2028.

NAME OF GUARANTOR SUBSIDIARY	JURISDICTION OF FORMATION
All-Glass Aquarium Co., Inc.	Wisconsin
B2E Biotech, LLC	Delaware
B2E Corporation	New York
Farnam Companies, Inc.	Arizona
Four Paws Products, Ltd.	New York
Gro Tec, Inc.	Georgia
Gulfstream Home & Garden, Inc.	Florida
Kaytee Products, Incorporated	Wisconsin
Matson, LLC	Washington
New England Pottery, LLC	Delaware
Pennington Seed, Inc.	Delaware
Pets International, Ltd.	Illinois
T.F.H. Publications, Inc.	Delaware
Wellmark International	California
IMS Southern, LLC	Utah
IMS Trading, LLC	Utah
Hydro-Organics Wholesale	California
Segrest, Inc.	Delaware
Blue Springs Hatchery, Inc.	Delaware
Segrest Farms, Inc.	Delaware
Florida Tropical Distributors International, Inc.	Delaware
Sun Pet, Ltd.	Delaware
Aquatica Tropicals, Inc.	Delaware
K&H Manufacturing, LLC	Delaware
Quality Pets, LLC	Utah
Midwest Tropicals LLC	Utah
Nexgen Turf Research, LLC	Oregon
B2E Microbials, LLC	Delaware
B2E Manufacturing, LLC	Delaware
Fourstar Microbial Products LLC	Delaware
Arden Companies, LLC	Michigan
P&M Solutions, LLC	Georgia
C&S Products Co., Inc.	Iowa